UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	June 6, 2012	(June 1, 2012)

Metro Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Pennsylvania	000-50961	25-1834776
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3801 Paxton Street, Harrisburg, Pennsylvania	17111
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	888-937-0004

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective June 1, 2012, Metro Bancorp, Inc. (“Metro”) and its wholly-owned subsidiary, Metro Bank (the "Bank"), entered into an employment agreement with Percival B. Moser, III, Executive Vice President and Chief Operating Officer of Metro and the Bank, and amended and restated its employment agreement with Mark A. Zody, Executive Vice President and Chief Financial Officer of Metro and the Bank. The employment agreement and the amended employment agreement (each, an “Agreement” and collectively, the “Agreements”) were approved by the Board of Directors following the recommendation and approval by Metro's Compensation Committee.

Each Agreement is for a period of two years and will automatically renew and be extended for a new two-year term on each anniversary date of the Agreement unless either party gives the other party written notice of termination no later than ninety (90) days before any such anniversary date. The initial base salary payable to Mr. Zody is $290,000 per year and the initial base salary payable to Mr. Moser is $235,000 per year, each subject to an annual review and such upward adjustments as the Board of Directors or Compensation Committee may deemed appropriate. The executives are entitled to participate in any bonus, incentive compensation and stock option plan generally made available to executive officers of Metro. Historically, Metro has granted awards under these programs when objective and reasonable performance metrics have been achieved with respect to both corporate and personal performance. The Agreements also provide the executives with access to fringe benefits that are available to other Metro salaried officers.

If Metro terminates the executives' employment for any reason, Metro shall pay the executives' full base salary and any other accrued compensation through the date of termination. No further compensation or benefit is payable if the termination is for cause. In the event of an executive's termination of employment without cause or for “good reason” (as defined in the Agreements), Metro shall pay the executive a lump sum severance payment equal to the amount the executive would have been paid for the remainder of the two-year term in lieu of any further salary payment. In the event of a “change in control” (as defined in the Agreements), each executive would be entitled to a payment equal to two (2) times the sum of the executive's current annual base salary and any additional incentive compensation paid during the twenty-four (24) months immediately preceding the change in control. Such payment would be paid by Metro in two (2) equal installments, less applicable withholding taxes, with the first installment being paid on the first anniversary of the date of the change in control, and the remaining installment being paid on the second successive anniversary of the date of the change in control. However, if the executive would terminate his employment voluntarily or if Metro would terminate the executive's employment for cause, in either case, prior to the second anniversary of the date of the change in control, Metro would have no further obligation to pay any remaining unpaid installment(s) of the change in control payment.

The Agreements include a non-competition provision that extends throughout the term of employment and up to a period of 12 months following termination of employment, depending upon the reason(s) for the termination.

The foregoing summary of the Agreements is not complete and is qualified in its entirety by the full text of the Agreements attached to this Current Report on Form 8-K as Exhibit 10.1 with respect to Mr. Moser and Exhibit 10.2 with respect to Mr. Zody, both incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits
(d) Exhibits

10.1	Employment Agreement by and between Percival B. Moser, III and Metro Bancorp, Inc. and Metro Bank, effective June 1, 2012.

10.2	Amended and Restated Employment Agreement by and between Mark A. Zody and Metro Bancorp, Inc. and Metro Bank, effective June 1, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 6, 2012
Metro Bancorp, Inc.
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(Registrant)

/s/ Gary L. Nalbandian
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Gary L. Nalbandian
Chairman and Chief Executive Officer